Exhibit 99.1

SOUTHWEST AIRLINES ANNOUNCES 121ST CONSECUTIVE QUARTERLY DIVIDEND AND SHARE REPURCHASE AUTHORIZATION

DALLAS, TEXAS – November 16, 2006 – Southwest Airlines’ Board of Directors declared a quarterly dividend of $.0045 per share to Shareholders of record at the close of business on December 7, 2006 on all shares then issued and outstanding.

Gary C. Kelly, Vice Chairman and CEO, stated: “Our Board of Directors is pleased to announce our 121st consecutive dividend to be paid on January 4, 2007. In addition, the Board has authorized a new share repurchase program to acquire up to $400 million of the Company’s common stock. Based on yesterday’s close price of $15.94, this represents approximately 25.1 million shares of common stock. This new authorization is in addition to the two buyback programs the Company initiated and completed earlier this year. Under these programs, we repurchased 36.5 million shares for a total of $600 million. This new authorization is an indication of our financial strength. It reflects our confidence in the growth opportunities of Southwest Airlines and our continued commitment to enhance Shareholder value.”

Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions, from time to time, depending on market conditions, and may be discontinued at any time.

Southwest has approximately 793 million shares of common stock outstanding. Any shares that are repurchased may be retired or used to fund the Company’s Employee stock plans.

This press release, as well as past releases, are available at southwest.com.

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